Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye
Senior Vice President, Finance and Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE ANNOUNCES 42.1% GROWTH IN
FIRST-QUARTER EARNINGS TO $0.54 PER DILUTED SHARE
 ______________________________
Revenue Grows 17.6% to New Quarterly Record

THOMASVILLE, N.C. ─ (April 26, 2012) ─ Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced financial results for the first quarter ended March 31, 2012. Revenue increased 17.6% to $497.1 million from $422.7 million for the first quarter of 2011. Net income was $31.1 million for the first quarter of 2012, which was an increase of 44.1% from $21.6 million for the first quarter of 2011. Earnings per diluted share increased 42.1% to $0.54 from $0.38 for the first quarter last year, while the Company's operating ratio improved to 89.1% from 91.0%.

“Old Dominion produced strong profitable growth for the first quarter of 2012, which resulted in another record quarter for the Company,” commented David S. Congdon, President and Chief Executive Officer of Old Dominion. “We are pleased with our first-quarter performance, which included the highest revenue for any quarter in our 78-year history and our best operating ratio ever during a first quarter. We are also encouraged by our financial results and operating trends, which improved against tough comparable performance metrics from the first quarter last year.

“Our first-quarter revenue reflected a 10.7% increase in tonnage and a 5.5% increase in revenue per hundredweight as compared with the first quarter of 2011. The increase in tonnage is the result of a 9.5% increase in shipments and a 1.0% increase in weight per shipment. While the domestic economy appears to be slightly improving, we attribute our quarter-over-quarter growth in revenue and tonnage primarily to gains in market share. Our ongoing ability to win market share is based on our commitment to providing superior service to our customers at a fair and equitable price. This balance between service and price provides value to our customers and also allows us to further invest in OD.

“The movement of additional tonnage through our existing service center network provided further operating leverage, which drove improvements in most of our productivity metrics. These factors, combined with the improvement in our revenue per hundredweight, resulted in the 190 basis point reduction in our operating ratio to 89.1%. Our first-quarter performance is an excellent start for the year and provides momentum for continued profitable growth in 2012."

Capital expenditures for the first quarter were $89.4 million and included the relocation and expansion of two service centers. For 2012, we continue to expect capital expenditures to range between $300 million and $350 million. This estimate includes $90 million to $120 million for real estate purchases and expansion projects at existing facilities, subject to the availability of suitable real estate and the timing of construction projects, $195 million to $210 million for the purchase of tractors, trailers and other equipment, and $15 million to $20 million for investments in technology.

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ODFL Reports First-Quarter Financial Results
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“Our financial position has continued to strengthen despite the significant amount of capital expenditures during the first quarter of 2012. We plan to fund the remainder of our expected 2012 capital expenditures primarily with cash flow from operations and the $54.2 million of cash on hand at the end of the first quarter. As a result of our ability to utilize these sources of liquidity to fund our capital expenditures, our ratio of total debt to capitalization improved to 22.5% at the end of the first quarter of 2012, compared to 23.9% at the end of 2011 and 28.1% at the end of the first quarter of 2011."

Mr. Congdon concluded, “Old Dominion's operating and financial performance during the first quarter was one of our best ever. We believe this success provides clear evidence that our focus on providing value to shippers with superior on-time and claims-free service continues to resonate in the LTL market and win market share. Our financial strength has also allowed us to invest in our employees, technology, value-added services and operating capacity, which we expect will enhance our ability to drive near-term and long-term growth in market share, earnings and shareholder value.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Daylight Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call through May 10, 2012. A telephonic replay will also be available through May 10, 2012 at (719) 457-0820, Confirmation Number 7324822.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing, including the use of fuel surcharges, such that our total overall pricing is sufficient to cover our operating expenses; (2) our ability to collect fuel surcharges and the effectiveness of those fuel surcharges in mitigating the impact of fluctuating prices for fuel and other petroleum-based products; (3) the negative impact of any unionization, or the passage of legislation that could facilitate unionization, of our employees; (4) the challenges associated with executing our growth strategy, including the inability to successfully consummate and integrate acquisitions, if any; (5) changes in our goals and strategies, which are subject to change at any time at our discretion; (6) various economic factors such as economic recessions and downturns in customers' business cycles and shipping requirements; (7) increases in driver compensation or difficulties attracting and retaining qualified drivers to meet freight demand; (8) our exposure to claims related to cargo loss and damage, property damage, personal injury, workers' compensation, long-term disability and group health, including increased premiums, adverse loss development, increased self-insured retention levels, and claims in excess of coverage levels; (9) the availability and cost of capital for our significant ongoing cash requirements; (10) the availability and cost of replacement parts and new equipment, particularly in light of regulatory changes and supply constraints impacting the cost of these assets; (11) decreases in demand for, and the value of, used equipment; (12) the availability and cost of diesel fuel; (13) the costs and potential liabilities related to compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws, engine emissions standards, hours-of-service for our drivers, and new safety standards for drivers and equipment; (14) the costs and potential adverse impact associated with the continued implementation of the safety monitoring system of the Federal Motor Carrier Safety Administration; (15) seasonal trends in the industry, including the possibility of harsh weather conditions; (16) our dependence on key employees; (17) the concentration of our stock ownership with the Congdon family; (18) the costs and potential adverse impact associated with potential future changes in accounting standards or practices; (19) the impact caused by potential disruptions to our information technology systems; (20) dilution to existing shareholders caused by any issuance of additional equity; and (21) other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission. Our forward-looking statements are based upon our beliefs and assumptions using information available at the time the statements are made. We caution the reader not to place undue reliance on our forward-looking statements (i) as these statements are neither a prediction nor a guarantee of future events or circumstances and (ii) the assumptions, beliefs, expectations and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law.

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ODFL Reports First-Quarter Financial Results
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April 26, 2012

Old Dominion Freight Line, Inc. is a leading, less-than-truckload (“LTL”), union-free motor carrier providing regional, inter-regional and national LTL service and value-added logistics services. In addition to its core LTL services, the Company offers its customers a broad range of logistics services including ground and air expedited transportation, supply chain consulting, transportation management, truckload brokerage, container delivery, warehousing and consumer household moving services. Through marketing and carrier relationships, the Company also offers door-to-door international freight services to and from all of North America, Central America, South America and the Far East.

OLD DOMINION FREIGHT LINE, INC.
Financial Highlights
(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,		%
	2012	2011	Chg.
Revenue from operations	$497,140	$422,679	17.6%
Operating income	$54,218	$37,921	43.0%
Operating ratio	89.1%	91.0%
Net income	$31,095	$21,573	44.1%
Basic and diluted earnings per share	$0.54	$0.38	42.1%
Basic and diluted weighted average shares outstanding	57,443	56,256	2.1%

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OLD DOMINION FREIGHT LINE, INC.
Statements of Operations

(In thousands, except per share amounts)	First Quarter
	2012		2011		% Chg.

Revenue	$497,140	100.0%	$422,679	100.0%	17.6%

Operating expenses:
Salaries, wages & benefits	257,989	51.9%	221,498	52.4%	16.5%
Operating supplies & expenses	94,216	19.0%	82,633	19.5%	14.0%
General supplies & expenses	14,152	2.8%	11,566	2.7%	22.4%
Operating taxes & licenses	16,356	3.3%	15,529	3.7%	5.3%
Insurance & claims	7,683	1.5%	7,192	1.7%	6.8%
Communications & utilities	4,854	1.0%	4,550	1.1%	6.7%
Depreciation & amortization	25,544	5.1%	21,121	5.0%	20.9%
Purchased transportation	16,231	3.3%	14,290	3.4%	13.6%
Building and office equipment rents	3,268	0.7%	3,387	0.8%	(3.5)%
Miscellaneous expenses, net	2,629	0.5%	2,992	0.7%	(12.1)%

Total operating expenses	442,922	89.1%	384,758	91.0%	15.1%

Operating income	54,218	10.9%	37,921	9.0%	43.0%

Other deductions:
Interest expense, net	3,167	0.6%	3,857	0.9%	(17.9)%
Other expense, net	(346)	—%	(1,418)	(0.3)%	(75.6)%

Income before income taxes	51,397	10.3%	35,482	8.4%	44.9%

Provision for income taxes	20,302	4.0%	13,909	3.3%	46.0%

Net income	$31,095	6.3%	$21,573	5.1%	44.1%

Earnings per share:
Basic and Diluted	$0.54		$0.38		42.1%

Weighted average outstanding shares:
Basic and Diluted	57,443		56,256		2.1%

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ODFL Reports First-Quarter Financial Results
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April 26, 2012

OLD DOMINION FREIGHT LINE, INC.
Operating Statistics

	First Quarter
	2012	2011	% Chg.

Operating ratio	89.1%	91.0%	(2.1)%
Intercity miles (1)	100,096	89,327	12.1%
Total tons (1)	1,659	1,499	10.7%
Total shipments (1)	1,873	1,710	9.5%
Revenue per intercity mile	$4.97	$4.73	5.1%
Revenue per hundredweight (2)	$15.05	$14.27	5.5%
Revenue per hundredweight excluding fuel surcharges (2)	$12.53	$12.09	3.6%
Revenue per shipment (2)	$266.58	$250.21	6.5%
Revenue per shipment excluding fuel surcharges (2)	$221.86	$211.92	4.7%
Weight per shipment (lbs.)	1,771	1,753	1.0%
Average length of haul (miles)	945	961	(1.7)%

(1) -	In thousands
(2) -	For statistical purposes only, revenue does not include adjustments for undelivered freight required for financial statement purposes in accordance with the Company's revenue recognition policy.

OLD DOMINION FREIGHT LINE, INC.
Balance Sheets

(In thousands)	March 31, 2012	December 31, 2011

Cash and cash equivalents	$54,219	$75,850
Other current assets	273,681	256,002
Total current assets	327,900	331,852
Net property and equipment	1,190,137	1,126,950
Other assets	56,155	54,272
Total assets	$1,574,192	$1,513,074

Current maturities of long-term debt	$39,086	$39,354
Other current liabilities	212,182	165,456
Total current liabilities	251,268	204,810
Long-term debt	219,117	229,831
Other non-current liabilities	216,193	221,914
Total liabilities	686,578	656,555
Equity	887,614	856,519
Total liabilities & equity	$1,574,192	$1,513,074

Note: The financial and operating statistics in this release are unaudited.

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